Exhibit 10.10

HYDROCARBON EXPLORATORY AND PRODUCTION CONTRACT-LUNA LLENA

PUBLIC DEED No. 0216

ZERO – TWO HUNDRED AND SIXTEEN

GRANTED BY NOTARY ELEVENTH OF BOGOTA, D.C.

DATE: JANUARY 30TH. OF 2006

TYPE OF ACT OR ACTS: EXECUTION

GRANTOR: HARKEN DE COLOMBIA LIMITED

I, ZULMA NAVARRO DE BAUTISTA, acting as Notary Eleventh of Bogota Circuit, granted this public deed hereunder following term in Bogota, Capital District, Cundinamarca State, Republic of Colombia

Before me personally appeared GUILLERMO SANCHEZ BARBOSA, of legal age, temporarily in this city, identified with Passport No. 132457597, acting as Legal Representative on behalf of HARKEN DE COLOMBIA LIMITED, partnership that by means of public deed No. 406 of February 19 of 1993, granted by Notary Eleventh of Bogota D.C. Circuit, registered on February 26 of 1993 under number 37180 of Book VI, formalized the establishing of its branch in Colombia, such quality and existence is certified in the Certificate of Incorporation and Legal Representation issued by the Chamber of Commerce of Bogotá, D.c. which is attached for its execution, and he expressed:

FIRST: That he presents for safeguarding and formalizing in this Notary the HYDROCARBON EXPLORATION AND PRODUCTION CONTRACT – LUNA LLENA, Agencia Nacional de Hidrocarburos, Sector Luna Llena, Contractor: Harken de Colombia Limited, in fifty six (56) sheets of notarial paper. Effective date: December 275h of 2005, with its attachments: Attachment A: Contracted area, Attachment B: Minimum Exploratory Plan, Attachment C: Model of Letter of Credit.

SECOND: That he presents said document for its execution for the purpose that the Notary issues the corresponding copies.

HERE MINUTES SUBMITTED.

GRANTING AND AUTHORIZATION

This is issued in two (2) sheets of notarial paper with numbers AA 23759220 AA23700391 and having been duly read by grantors they gave their conformity and consent with redaction as it corresponds to minute submitted and in witness thereof they executed it before me.

Notary rights $36,640.

Superintendency $3,055

Notary National Fund $3,055

Decree 1681 of 1996, Resolution 7200 of December 14 of 2005

HYDROCARBON EXPLORATORY AND PRODUCTION CONTRACT-LUNA LLENA

CHAMBER OF COMMERCE DOCS

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AGENCIA NACIONAL DE HIDROCARBUROS

HYDROCARBON EXPLORATORY AND PRODUCTION CONTRACT – LUNA LLENA

SECTOR:	LUNA LLENA
CONTRACTOR:	HARKEN DE COLOMBIA LIMITED
EFFECTIVE DATE:	DECEMBER 27, 2005

The contracting parties, Agencia Nacional de Hidrocarburos (National Hydrocarbon Agency), hereinafter ANH, special administrative unit to the Ministry of Mines and Energy, created by Act 1760 of June 26, 2003, with main domicile in Bogotá, D.C., represented by JOSE ARMANDO ZAMORA REYES, of legal age, with citizenship card No. 19.303.017 issued in Bogota, with domicile in Bogota D.C. who states that 1. in his capacity of General Director of ANH, acting as representative of the agency and 2. for the purpose of entering into this contract he has been authorized by the ANH Board of Directors, as recorded in Minute No. 45 of November 11 of 2005, and in the other party HARKEN DE COLOMBIA LIMITED, partnership established under the law of Cayman Islands, domiciled in Cayman Islands, with a branch in Colombia and domiciled in Bogotá, D.C., as per public deed No. 406 of February 19 of 1993, granted by Notary Eleventh (11) of Bogotá, D.C. Circuit, represented by GUILLERMO SANCHEZ, of legal age, citizen of the United States of America, identified with Passport 132457597 who states that 1. He is acting as Legal Representative of the company HARKEN DE COLOMBIA LIMITED. 2. for the purpose of entering into this contract he has been fully authorized by as recorded in the Certificate of Incorporation and Legal Representation issued by the Chamber of Commerce of Bogotá, D.C. 3. solemnly swears that he and the company represented by him do not fall in any of the clauses of incompatibility or ineligibility stated for entering into this contract and 4. HARKEN DE COLOMBIA LIMITED has certified that has and is bound to maintain the financial capacity, the technical competence and its professional skills needed for performing the operations of this contract. The aforementioned company shall be for all purposes named as THE CONTRACTOR.

In witness whereof ANH and THE CONTRACTOR have executed this contract contained in following clauses:

1st CLAUSE – DEFINITIONS

For the purpose of this contract, following statements shall have following meaning:

Attachments A, B, and C form an integral part of this Contract, and therefore, whenever the statements herein referred to are used in said attachments, they shall also have the same meanings.

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1.1. Abandonment: Plugging and abandonment of wells, dsimantling of constructions and cleaning and environmental restoring of areas where exploratory, evaluation or exploitation operations were performed, pursuant to this contract, in conformity to Colombian legislation.

1.2. Year: It is the twelve consecutive month period as per the Gregorian calendar, effective from a specific date.

1.3. Calendar year: It is the twelve month period between the January 1st and December 31st, both inclusive, of each year.

1.4. Contracted area: Surface and its projection in subsoil identified in Clause 3 and bordered in Attachment A, in which THE CONTRACTOR has been authorized, pursuant to this contract, to perform the Hydrocarbon Exploration, Evaluation and Exploitation Operations thereof.

1.5. Evaluation area: It is the portion of Contracted Area where THE CONTRACTOR made a Discovery and where he has decided to carry out the Evaluation Program to establish its commerciality, pursuant to Clause 7. This area shall be framed by a surface regular polygon, preferably of four sides which shall comprise the boundary of the vertical projection on surface of structure or geological trap containing the Discovery.

1.6. Exploitation area: It is the portion of Contracted Area where one or more commercial fields are located as set forth in Clause 9 (section 9.3) of this contract. The area of each Commercial Field shall comprise the boundary of the vertical projection on the surface of the reservoir or reservoirs that form part of it and that have been defined by the Ministry of Mines and Energy, in conformity to Decree 3229 of November 11, 2003, or with norms that amend or supersede it.

1.7. Barrel: It is the volume measure unit of Liquid Hydrocarbons, represents 42 US gallons, corrected at standard conditions (temperature of 60oF and 1 absolute pressure atmosphere).

1.8. Good practices of oil industry: They are the good, safe and efficient operations and procedures generally used by prudent and diligent operators in international oil industry, under conditions and circumstances alike to the ones that arise in the performance of operations of this contract, basically in those aspects related to the use of adequate methods and processes for obtaining the maximum economical benefit in the final recovery of reserves, reduction of losses, operational safety and protection to environment, among others, as to they do not infringe Colombian law.

1.9. Commercial field: It is the portion of Contracted Area in which subsoil there are one or more discovered reservoirs that THE CONTRATOR has decided to exploit commercially.

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1.10. Statement of commerciality: It is the written communication from THE CONTRACTOR to ANH by which it is stated that the Discovery made in the Contracted Area is a Commercial Field.

1.11. Discovery: The hydrocarbon reservoir exists when by drilling with drill or an alike equipment and with appropriate fluid tests, it is achieved the finding of a rock with hydrocarbons accumulated and that behaves as an independent unit as to production mechanisms, petro-physical properties and fluid properties.

1.12. Discovery of Non-related natural gas: It is the Discovery which official test of production, provided that such test be representative of the discovered reservoir or reservoirs, shows a Gas Oil Ratio (GOR) higher than 7,000 feet3 gas standard per each barrel of Liquid Hydrocarbon and a molar composition of heptanes (C7+) less than 4.0%. RGO is understood as the relation between natural gas volume in feet3 per day and the volume of Liquid Hydrocarbons in barrels per day produced by a well and the molar composition of heptanes (C7+) and other hydrocarbons of higher molecular weight. The RGO of a Discovery with several reservoirs shall be determined upon the weighted average of production of each reservoir and the heptane molar composition (C7+) as the simple arithmetic mean.

1.13. Day: Period of 24 hours initiated at zero hours (00:00) and terminated at twenty four hours (24:00).

1.14. Development or Development Operations: Operations and works made by THE CONTRACTOR that include, this is not an exhaustive list, drilling, completion and furnishing development wells, design, construction, installation and maintenance of equipment, pipelines, transfer lines, storing tanks, artificial production methods, primary and improved recovery systems, transfer systems, treatment, storing, among others, within the Exploitation Area of the Contracted Area and outside when necessary.

1.15. Exploration or Exploration Operations: All the studies and works that THE CONTRACT executes to determine the existence and location of Hydrocarbons in subsoil, included but not limited to geophysical, geochemical, geological, mapping and in general, to operations of surface projection, drilling of Exploratory Wells and other operations directly related to subsoil exploration for Hydrocarbons.

1.16. Evaluation or Evaluation Operations: All the operations carried out by THE CONTRACTOR in an Evaluation Area pursuant to Clause 7 of this contract, with the purpose of evaluating a Discovery, setting limits of reservoir or reservoirs geometry within the Evaluation Area, determining viability of Hydrocarbon extraction in economically exploitable quantity and quality and the impact on environment and social setting it might generate, among others. Such operations include drilling of Exploratory Wells, acquisition of seismic detailed programs, carrying production tests and in general, other operations focused toward establishing if Discovery is a Commercial Field and for setting its limits.

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1.17. Exploitation: It comprises Development and Production.

1.18. Effective date: It is the day of execution of this contract and since when all its terms will be effective.

1.19. Natural gas: Mix of gas Hydrocarbons at standard conditions (temperature of 60oF and 1 absolute pressure atmosphere) formed by the most volatile members of the paraffinic Hydrocarbons series.

1.20. Hydrocarbons: All organic compounds constituted basically by the natural mix of Carbon and Hydrogen and also by those substances that are with them or are derived from them.

1.21. Liquid Hydrocarbons: All Hydrocarbons produced in the Contracted Area that under standard conditions of temperature ad pressure (temperature of 60oF and 1 absolute pressure atmosphere) occur as liquid in the well head or in the separator, and also de distillates and condensates extracted from gas.

1.22. Heavy Liquid Hydrocarbons: All liquid Hydrocarbons with API gravity equal or below 15o (15o API).

1.23. Interest on arrears: When it is about Colombian pesos it shall be the maximum interest on arrears rate legally permitted and certified by the competent authority; when it is about US dollars it shall be the main LIBOR rate (London Interbank Lending Offered Rate) at three months for deposits in US dollars, plus 4% (LIBOR +4%).

1.24. Month: Period from any day of a calendar month that ends up the Day precedent to the same Day in the next calendar month, or if it is the first Day of the month until the last Day of said month.

1.25. Parties: When Contract execution, ANH and THE CONTRACTOR. Later and at any time, ANH one party and THE CONTRACTOR and/or its assignees duly accepted by ANH.

When THE CONTRACTOR party is formed by a plural number of companies, they shall appoint a single one to act as their representative before ANH.

1.26. Exploratory period: It is the period of six (6) years effective from the effective date, as well as of any granted extension, during which THE CONTRACTOR shall perform the Minimum Exploratory Plan.

1.27. Exploitation period: With regard to each Exploitation Area, it is the term of up to twenty four (24) years and their extensions, if any, effective since the date of Statement of Commerciality of the appropriate Commercial Field, during which THE CONTRACTOR shall perform the Development and Production Operations.

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1.28. Exploitation Plan: It is the guideline document prepared by THE CONTRACTOR pursuant to Clauses 9 and 10 of this contract for performing the technical, efficient and economical Exploitation of each Exploitation Area and it shall contain, among other aspects, the calculation of Hydrocarbon reserves, description of production facilities and Hydrocarbon transport, short and medium-term forecasts of Hydrocarbon Production, the Abandonment plan and the Exploitation Work Plan for the remaining calendar year or for next calendar year.

1.29. Exploratory Well: It is the well to be drilled by THE CONTRACTOR in the Contracted Area for the exploration of Hydrocarbon reservoirs, in a non-tested area as Hydrocarbon producer or to find additional reservoirs to a Discovery or to extend limits of known reservoirs of a Discovery.

1.30. Production or Production Operations: All operations performed by THE CONTRACTOR in the Exploitation Area related to processes for extracting, collection, treatment, storing and transfer of Hydrocarbon up to Delivery Point, Abandonment and any other operations related to Hydrocarbon obtaining.

1.31. Minimum Exploratory Plan: It is the plan of Exploration Operations agreed in Clause 5 (section 5.1) of this contract that THE CONTRACTOR is bound to perform, at least during the phase of the Exploration Period where it enters.

1.32. Evaluation Program: It is the Evaluation of Operations presented by THE CONTRACTOR to ANH pursuant to Clause 7 of this contract with the purpose of evaluating the Discovery and determining if it is a Commercial Field. The performance of the Evaluation Program and the presentation of the outcome report to ANH are the requirements for the statement if the Discovery is a Commercial Field.

1.33. Work Plan: It is the description of operations and Exploration, Evaluation and/or Exploitation operations of Contracted Area pursuant to this contract. The Work Plan shall include the schedule as per THE CONTRACTOR shall initiate and finish the operations and the appropriate budget.

1.34. Delivery Point: It is the place agreed by the Parties where the Hydrocarbon production of each field is measures in the minimum specification of entry to any transport system used by THE CONTRACTOR with the purpose of determining the Hydrocarbon volume corresponding to royalties and the Hydrocarbon volume of THE CONTRACTOR.

1.35. Re-entry: Existing plugged well that is re-activated by drilling techniques for the purpose of carrying out the evaluation of the target reservoir.

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CLAUSE 2 – SUBJECT

2.1. Subject: By virtue of this contract THE CONTRATOR is granted exclusively with the right to explore the Contracted Area and to explore the Hydrocarbons property of the State that are discovered in said area. THE CONTRACTOR shall have rights on his corresponding part of the Hydrocarbons production from the Contracted Area, pursuant to the Clause 14 of this contract.

2.2. Scope: THE CONTRACTOR, exercising its right, shall perform the operations and operations subject matter of this contract, at their exclusive cost and risk, providing all necessary resources for forecasting, preparing and carrying out the Exploration, Evaluation, Development and Production operations and activities within the Contracted Area.

2.3. Exlusion of righst on other natural resources: Rights granted in this contract refer exclusively to Hydrocarbons property of State that are discovered within the Contracted Area and therefore, shall not extend to another natural resource that might exist in said area.

CLAUSE 3 – CONTRACTED AREA

3.1. Extension: The Contracted Area comprises a total extension of approximately one hundred and forty nine three hundred (149.300) hectares. This area is the one described in Annex “A” which forms part of this contract and is located within municipalities jurisdictions of Paz de Ariporo in Casanare state and La Primavera in Vichada. The Contracted Area shall be reduced gradually pursuant to this clause.

3.2. Restrictions: In the event that a portion of the Contracted Area is extended to areas comprised within the Natural National Parks System or another reserved, excluded or restricted areas, geographically limited by the appropriate authority, or when the over the contracted area regions with same characteristics aforementioned are extended. THE CONTRACTOR shall be bound to accept the conditions that regarding such areas the competent authorities so impose. ANH shall not assume any responsibility to this regard.

Every time the ANH shall know any demand of private property on Hydrocarbons of subsoil within the Contracted Area, it shall proceed as appropriate in conformity to legal provisions.

3.3. Return of Areas in Exploration, Evaluation and Exploitation: THE CONTRACTOR shall return the areas in Exploration, Evaluation, and Exploitation in all cases foreseen in this contract as the grounds of return, by waive, by terms maturity, by cases foreseen in clause 8 (section 8.2) and by non compliance of activities corresponding to Work Plans or in general, by any other contractual ground that imposes to THE CONTRACTOR the obligation of returning the respective area.

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3.4. Voluntary returns: THE CONTRACTOR shall at any time make partial returns of Contracted Area, provided that the compliance of obligations contracted by virtue of this contract are not affected. If such voluntary returns take place during the effectiveness of the Exploration Period they shall be accounted for the purpose of the obligatory return of areas.

3.5. Restoring of return areas: THE CONTRACTOR shall make all Abandonment activities needed and shall restore the returned areas in conformity to provision of Colombian legislation and this contract.

3.6. Outlining of returned areas: Areas returned by THE CONTRACTOR shall comprise the less possible number of rectangular adjacent blocks limited by lines in direction North-South and East-West, following a similar grid than the one formed by the cartographic plates of Instituto Geográfico “Agustín Codazzi”.

3.7. Execution of areas returning: Every area return made during this contract shall be executed in a minute by the Parties.

CLAUSE 4 – TERM AND PERIODS

4.1. Term: Term of this contract shall be determined pursuant to following clauses.

4.2. Exploration period: The exploration period shall last six (6) years as from the Effective Date and is split in the phases described below. The first phase of the Exploration Period shall start in the Effective Date and the next phases in the Calendar Day following the termination of previous phase.

Phase 1 will last eighteen (18) months

Phase 2 will last eighteen (18) months

Phase 3 will last twelve (12) months

Phase 4 will last twelve (12) months

Phase 5 will last twelve (12) months

4.2.1. Waiver right in the Exploration Period: During the development of any of the phases of the Exploration Period, THE CONTRACTOR shall have the right to waive this contract, provided that it has satisfactorily complied with the Minimum Exploratory Plan of the ongoing phase and any other obligations at its account. To that effect, THE CONTRACTOR shall notify in writing to ANH previous to completion of ongoing process.

4.2.2. Extension of one Exploration Period phase: Upon request from THE CONTRACTOR to ANH the ongoing phase of the Exploration Period shall be extended until the drilling completion of the Exploratory Wells and/or acquisition of seismic programs and two (2) months more, provided that following conditions are fulfilled:

a.	That aforementioned Exploration Operations form part of the Minimum Exploratory Plan and would have been started at least one (1) month before date of completion of the corresponding phase of the Exploration Period.

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b.	That THE CONTRACTOR has performed in uninterrupted manner such Exploration Operations, and

c.	That nevertheless the diligence applied to perform such Exploration Operations, THE CONTRACTOR deems reasonable that the remaining time is insufficient for concluding them before the expiration date of the ongoing phase.

With the request for extension THE CONTRACTOR shall submit to ANH the documents supporting its request and appropriate guarantee, in conformity to requirements set forth in Clause 22 of this contract.

4.2.3. Termination of Contract for expiration date of Exploration Period: By expiration date of Exploration Period the contract shall be terminated if there is not an Evaluation Area, an Exploitation Area or a Discovery made by THE CONTRACTOR in the last phase of the Exploration Period in Contracted Area. In such event, THE CONTRACTOR shall return to ANH the entire Contracted Area without prejudice of the compliance of other liabilities and it is bound to demonstrate that it has complied with the Abandonment liabilities, certifying that drilled wells have been duly plugged and abandoned, that surface facilities have been fully dismantled and that cleaning and environmental tasks have been carried in conformity to applicable regulations.

4.3. Exploitation Period: The Exploitation Period is addressed separately from each Exploitation Area and, therefore, any reference to term, extension or completion of Exploitation Period are related to each Exploitation Area in particular.

4.3.1. Term: The Exploitation period shall last twenty four (24) years effective as of the date that ANH receives the Commerciality Statement from THE CONTRACTOR, provided in Clause 8 of this contract.

4.3.2. Extension of Exploitation Period: The ANH shall extend the Exploitation Period up to the economical limit of the Commercial Field, at THE CONTRACTOR’S option, provided that following conditions are complied with:

That THE CONTRACTOR submits the extension request by writing to ANH with four (4) years in advance as maximum but not less than one (1) year with regard to the date of expiration date of the Period of Exploitation of the corresponding Area of Exploitation.

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That the Area of Exploitation is producing Hydrocarbons with regularity at the date of request.

That THE CONTRACTOR demonstrates that for the four (4) Calendar Years previous to date of request it has carried out the drilling plan that includes ate least one well for each Calendar Year and/or that it has had the pressure maintenance project active or the secondary, tertiary or improved recovery.

Paragraph: If THE CONTRACTOR does not satisfy the entire scope of the condition demanded in section c) above, the ANH, previous to analysis of rationale submitted by THE CONTRACTOR shall grant the extension. It is understood that rejection by ANH shall not generate a disagreement and shall not subject to the procedure set forth in Clause 27 of this contract. In any event, extension of the Exploitation Period shall be executed by the signature of an addendum to the contract.

4.3.3. Voluntary termination of the Exploitation Period: THE CONTRACTOR shall be able to terminate this contract with respect to any Exploitation Area at any time during the Exploitation Period, for such purpose it shall notify by writing to ANH with at least three (3) months in advance, without prejudice of the compliance of remaining liabilities.

4.3.4 Effects of termination of Period of Exploitation: When for any cause, rights and operative liabilities cease with respect to any Exploitation Area, THE CONTRACTOR shall leave in good condition the wells that by that time are productive and constructions and other real estate, which shall become property of ANH free of charge, with easements and goods acquired for the benefit of exploitation until the Delivery Point, even if such goods are out of the Exploitation Area. With regard to movable goods exclusively intended for servicing said Exploitation Area, if termination takes place before the first eighteen (18) years of the Exploitation Period, THE CONTRACTOR shall be bound to offer to ANH at their value in books. If in the three (3) month term, as from the date of offering, ANH did not respond positively, THE CONTRACTOR shall dispose of them freely. If the termination takes place after the first eighteen (18) Years of the Exploitation Period, such goods will pass to ANH free of charge. ANH shall establish which of the wells in production at that time shall be abandoned and those that shall continue in production. Any disagreement with regard to the type and destination of goods shall be subject to the procedure provided in Clause 27. Likewise, THE CONTRACTOR shall be bound to assign to ANH or whoever it indicates the Environmental License and the economical resources needed for honoring the Abandonment liabilities. Enforcing of this clause shall not imply a employer substitution between THE CONTRACTOR and ANH.

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CLAUSE 5 – MINIMUM EXPLORATORY PLAN

5.1. Minimum Exploratory Plan of each phase: During the Exploration Period THE CONTRACTOR shall perform the Minimum Exploratory Plan of each phase described in Attachment B which forms part of this contract. For the compliance of the Minimum Exploratory Plan liabilities, the Exploratory Wells proposed by THE CONTRACTOR shall be Exploratory Wells for a new field (of type A-3) or Exploratory Wells that form part of the Evaluation Plan, in conformity to provisions in Clause 7 (section 7.3b) of this contract. In remaining cases the Exploratory Well proposed by THE CONTRACTOR shall be accepted by ANH in advance.

5.2. Exploration Works Plans: THE CONTRACTOR is bound to submit to ANH the Exploration Work Plan for the phase to initiate, describing how the compliance of liabilities will be carried out with eight (8) Calendar Days in advance, with regard to the start of each phase of the Exploratory Period. For the first phase THE CONTRACTOR shall submit the Exploration Work Plan in thirty (30) Calendar Days as of the Effective Date.

5.3. Modifications to Minimum Exploratory Plan

5.3.1. During ongoing phase: In the course of the first half of the term of any Exploration Period phase, other than the first phase, THE CONTRACTOR shall substitute the acquisition and processing of a seismic program contained in the Minimum Exploratory Plan, initially presented for the ongoing phase, by the drilling of one or more Exploratory Wells or by the acquisition and processing of the seismic program of latest technology provided that the financial effort of the new Minimum Exploratory Plan be equivalent or better than the presented initially for the respective phase. In this event, THE CONTRACTOR shall notify by writing and in advance to ANH of the intended Exploration Operations substitution.

5.3.2. For next phase: If after drilling a Exploratory Well it turns out dry THE CONTRACTOR judges that Contracted Area forecast does not justify the drill of one (1) Exploratory Well contained in the Minimum Exploratory Plan of next phase of Exploration Period, THE CONTRACTOR shall be able to substitute said drilling by the acquisition and processing of a seismic program, provided that the financial effort be equivalent or better than the Minimum Exploratory Plan for the respective phase and that THE CONTRACTOR shall inform in advance and by writing to ANH of the intended substitution.

5.4. Additional Exploration: THE CONTRACTOR shall carry out additional Exploratory Operations in the Minimum Exploratory Plan or in the Subsequent Exploratory Plan, with no modification of the agreed term for the performance of the Minimum Exploratory Plan or of the Subsequent Exploratory Plan of the ongoing phase or of next phases due to such Exploration Operations. For exercising this right THE CONTRACTOR shall notify to ANH in advance with respect to intended additional Exploration Operations. If said Exploration Operations are the defined in the Minimum Exploratory Plan of following phase, the ANH shall certify such Exploration Operations in compliance to exploratory commitments agreed for next phase. Otherwise, if THE CONTRACTOR wishes

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that such additional Exploration Operations be certified to the compliance of exploratory commitments agreed for next phase, if any, it shall request so by writing to ANH who at its sole discretion, shall determine whether it accepts or not such certificate. In the event that said request be accepted by ANH, it shall determine how the additional Exploration Operations performed in next phase of Exploration Period will be certified in full or in part.

5.5. Problems during Exploratory Wells drilling: During the drilling of the Exploratory Well corresponding to the Minimum Exploratory Plan or to the Subsequent Exploratory Plan and before reaching the target depth, should non-controllable geological problems arise such as cavities, abnormal pressures, impenetrable formations, severe circulation losses or other technical conditions that prevent from drilling the Exploratory Well, in spite of THE CONTRACTOR’s tenacity to continuing drilling works pursuant to Good Practices of Oil Industry; THE CONTRACTOR shall be able to request to ANH to consider the drilling obligation fulfilled by means of presenting the technical report which describes in detail the situation and efforts made to overcome the problem. Said report shall be presented to ANH in a term no later than fifteen (15) Calendar Days as of said non-controllable problem start. If ANH accepts that THE CONTRACTOR terminates the drilling operations in the aforementioned well, it should abandon or complete it up to reached depth, and the Minimum or Subsequent Exploratory Plan obligation for such well shall be understood as fulfilled.

CLAUSE 6 – SUBSEQUENT EXPLORATORY PLAN

6.1. Subsequent Exploratory Plan: By the end of the Exploration Period, provided that there is at least one Evaluation Area or one Exploitation Area or one Discovery made by THE CONTRACTOR in the last phase of the Exploration Area in Contracted Area, THE CONTRACTOR shall be able to retain fifty (50%) of Contracted Area (excluded Evaluation and Exploitation Areas) to carry out the Subsequent Exploration Plan in the retained area but outside Evaluation and Exploitation Areas. In such event, following procedure shall be applied:

a.	Before the termination date of the last phase of the Exploration Period, THE CONTRACTOR shall notify in writing to ANH its intention to carry out the Subsequent Exploration Plan.

b.	Such notice should describe the Exploration Operations that constitute the Subsequent Exploration Plan that THE CONTRACTOR undertakes to carry out by splitting in two (2) phases of two (2) years each, as of the first until the completion of last phase of the Minimum Exploratory Plan. Each of the phases of the Subsequent Exploratory Plan shall contain at least same Exploratory Operations for last phase of Minimum Exploratory Period.

c.	Once the liabilities of first phase of Subsequent Exploratory Plan have been complied timely, THE CONTRACTOR shall be able to choose not continuing to

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second phase, which imposes the entire return of retained areas for this effect of for continuing with second phase, which forces to return only fifty (50%) of them, excluded existing Evaluation and Exploitation. THE CONTRACTOR shall inform by writing to ANH its decision within the month following the first phase completion.

Returns of areas mentioned in this clause are understood without prejudice of existing Evaluation and Exploitation Areas.

CLAUSE 7 – DISCOVERY AND EVALUATION

7.1. Discovery Notice: THE CONTRACTOR shall notify by writing to ANH at any time within the four (4) months following to completion of drilling of any Exploratory Well whose results indicate that a Discovery has been made. Such notice shall be supported by a technical report with results of tests and description of geological aspects and analysis of fluids and rocks as it has been instructed by the Ministry of Mines and Energy or by appropriate authority.

Paragraph: If discovery is a Non-related Natural Gas or of Heavy Liquid Hydrocarbons, THE CONTRACTOR shall likewise, submit calculations and other supporting information that should have presented to the Ministry of Mines and Energy or to appropriate authority in charge, for the purpose of its classification.

7.2. Presentation of Evaluation Plan: If THE CONTRACTOR believes that Discovery is potentially commercial, it shall present and perform the Evaluation Plan related to such Discovery pursuant to this Clause. If the Discovery takes place in the Exploration Period, THE CONTRACTOR shall present the Evaluation Plan within the six (6) Months following to completion of drilling of discovered Exploratory Well and in all events, before termination of Exploration Period. If the Discovery is the result of the Subsequent Exploratory Plan, THE CONTRACTOR shall present the Evaluation Plan within the six (6) Months following to the completion of drilling of discovered Exploratory Well and in all events before the next areas return provided in Clause 6.

7.3. Contents of Evaluation Plan: The Evaluation Plan should contain at least:

a.	The map with coordinates of Evaluation Area.

b.	Description and objectives of each Evaluation Operations and information to be obtained for determining if the Discovery might be declared as Commercial Field. If in the Evaluation Plans performed during the Exploration Period THE CONTRACTOR includes drilling the Exploratory Wells, it could certify both the compliance with the Minimum Exploratory Plan and the appropriate Evaluation Plan even with drilling of two (2) Exploratory Wells, provided that it is finished before the term of the Evaluation Plan where they were included or the phase of the Exploration Period to which said wells correspond, whichever is the nearest.

c.	Total budget of Evaluation Plan, segregated by years.

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d.	Total term of Evaluation Plan which shall not exceed two (2) years when it includes drilling of Exploration Wells or one (1) year in remaining events, such term shall be effective as of the date of presentation to ANH and should consider the estimated times needed for obtaining permits by other authorities.

e.	Schedule for performing Evaluation Operations within the aforementioned term.

f.	Information on the destination of Hydrocarbons and other fluids that THE CONTRACTOR expects to recover as a result of Evaluation Operations.

g.	The proposal of Delivery Point for ANH analysis.

7.4 Term extension of Evaluation Plan: If THE CONTRACTOR shall decide to drill Exploration Wells non forecasted in the Evaluation Plan presented at the beginning, ANH shall extend the Evaluation Plan term by an additional term that shall not exceed one (1) Year provided that following conditions are complied with:

a.	That THE CONTRACTOR requests so in writing to ANH with at least two (2) months in advance to the date of termination of the initial term.

b.	That THE CONTRACTOR is diligent with regard to Evaluation Operations forecasted in the Evaluation Plan,

c.	That the required extension is justified by the time needed for drilling and for additional tests of Exploration Well or Wells;

With the request for extension, THE CONTRACTOR shall deliver to ANH supporting documents.

7.5. Modifications to Evaluation Plan: THE CONTRACTOR shall be able to modify the Evaluation Plan at any time during the six (6) Months following to the date of its presentation to ANH, by notifying timely to ANH and shall adequate the total term, pursuant to Section 2.3d of this clause, without modifying the initial agreed date.

7.6. Results of the Evaluation Plan: THE CONTRACTOR shall present to ANH the thorough report of the Evaluation Plan results within the three (3) Months following to the termination date. Such report shall include, at least: the geological description of Discovery and its structure configuration, physical properties of rocks and fluids in reservoirs related to the Discovery, pressure, volume and analysis of temperature of fluids, production capacity (per well and per the whole Discovery) and an estimated on the Hydrocarbon recoverable reserves.

Paragraph: In the event that a Non-Related Natural Gas or Heavy Liquid Hydrocarbon Discovery, and at any time of the second half of the Evaluation Plan term, THE CONTRACTOR shall be able to request to ANH the extension of the Evaluation Plan up to two (3) additional Years in order to carry out the feasibility studies for infrastructure construction, on production methods and/or for market development. In such cases, the request shall include in the Evaluation Plan the information related with feasibility studies that THE CONTRACTOR considers necessary. By the end of the granted extension, THE CONTRACTOR shall submit to ANH the conclusions and recommendations of feasibility studies.

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7.7. Only Discovered Exploratory Wells drilled by THE CONTRACTOR outside the designated areas for Evaluation or Exploitation shall be submitted to this clause application. Therefore, when new hydrocarbon volumes found form part of the same Evaluation or Exploitation Area there will not be an Evaluation Period.

CLAUSE 8 – COMMERCIALITY STATEMENT

8.1. Notice: THE CONTRACTOR shall submit to ANH a written statement that contains clearly and accurately its unconditional decision to exploiting such Discovery commercially or not, within the three (3) Months following to the expiration date provided in paragraph of section 7.6 of Clause 7, if applicable. In the affirmative case, as of the Discovery statement it shall be regarded as Commercial field.

8.2. Waiver of Rights in negative case: If THE CONTRACTOR does not submit to ANH such statement in the provided term, it shall be understood that THE CONTRACTOR has concluded that the Discovery is not a Commercial Field. If the statement is negative or if there is not any statement, THE CONTRACTOR shall accept that no right on its behalf was generated and, consequently, he waives to claiming any right on the Discovery.

CLAUSE 9 – EXPLOITATION PLAN

9.1. Presentation and Contents: THE CONTRACTOR shall submit to ANH the initial Exploitation Plan within the three (3) Months following to the presentation of the Commerciality Statement pursuant to Clause 8, which shall contain the following information, at minimum:

a.	The map with coordinates of Exploitation Area.

b.	Calculation of reserves and of Hydrocarbon accumulated production segregated by type of Hydrocarbon.

c.	General scheme projected for the Development of the Commercial Field, which includes the description of the drilling plan of development wells, of extraction methods, of appropriate facilities and of processes under which the extracted fluids shall be subject to before the Delivery Point.

d.	The annual production forecast of Hydrocarbon and their sensitivities, using the optimum production rate for achieving the maximum economical recovery of reserves.

e.	The identification of critical factors for performing the Exploitation Plan such as environmental, social, economical, and logistic aspects and their management options.

f.	The proposal of the Delivery Point for ANH analysis.

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g.	The basket proposal of three (3) crude oils maximum of alike quality for the purpose of calculating High Prices Rights described in Clause 16.

h.	The Abandonment plan pursuant to Clause 30th.

9.2. Delivery of the Exploitation Plan: ANH shall acknowledge receipt of the Exploitation Plan when THE CONTRACTOR submits all aforementioned information. If ANH does not receive the Exploitation Plan with the totality of aforementioned information within the fifteen (15) Calendar days following its presentation, it shall request the delivery of the missing information and THE CONTRACTOR shall have thirty (30) Calendar days effective from the reception of request, to submit it. If ANH does not respond to within the fifteen (15) Calendar days following to the presentation of the Exploitation Plan by THE CONTRACTOR, it shall be understood that it has been accepted. If THE CONTRACTOR does not deliver the Exploitation Plan in the date provided in above section or if ANH does not receive the missing documentation within the thirty (30) days term provided in this section, the breach of the contract will be brought and will result in the application of Clause 28.

9.3. Exploitation Area: The Exploitation Area shall be delimited by a regular four-side polygon, preferable, which shall comprise the Commercial Field or its portion within the Contracted Area, plus a margin surrounding the Commercial Field not larger than one (1) kilometer, provided that the Contracted Area allows it. As required by the area of the Commercial Field contained in the Exploitation Area may vary, the Exploitation Area shall remain unchangeable, unless the provided in next section.

9.4. Extension of Exploitation Area: In the course of the Exploitation Period of an Exploitation Area, if THE CONTRACTOR determines that the Commercial Field extends over the Exploitation Area but within the current Contracted Area, he could request to ANH the enlargement of such Exploitation Area, with supporting information. Having fulfilled aforementioned satisfactorily to ANH, it shall enlarge the Exploitation Area, being understood that if such enlargement is overlapped on the Exploitation Area the Exploitation period term that will be applied to the comprised Exploitation Area shall be the one of the Exploitation Area that was first declared as commercial.

Paragraph: When the Exploitation Area requested by THE CONTRACTOR, pursuant to Section 9.4 extends outside the Contracted Area, ANH shall enlarge the Contracted Area giving it the contractual treatment as an Evaluation Area, unless any of the following situations arise with regard to requested area:

a.	That there are rights granted to third parties for performing alike or similar activities to the subject matter of this contract.

b.	That it is under negotiation or bidding process for ANH rights granting.

c.	That there is any restriction ordered by the competent authority which prevent from carrying out activities subject of the contract.

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9.5. Update of the Exploitation Plan: THE CONTRACTOR shall adjust and present annually in February of each Calendar year and subject to procedure above described in Section 9.2 of this clause, the Exploitation Plan for each current Exploitation Areas in this contact. When the Hydrocarbon real production of Calendar year preceding immediately differs in more than fifteen (15%) versus the annual production forecast in the Exploitation Plan for any Exploitation Areas, THE CONTRACTOR shall present appropriate explanations.

CLAUSE 10 – EXPLOITATION WORK PLANS

10.1. Preparation and presentation: If the Exploitation Plan provided in Clause 9 is presented with six (6) Months in advance to the end of the Calendar year in course, THE CONTRACTOR shall present the first of the Exploitation Works Plan for the remaining Calendar year. For subsequent calendar years THE CONTRACTOR shall present the Exploitation Work Plan for each Calendar year in November of the Calendar year preceding immediately.

10.2. Contents of the Exploitation Work Plan: The Exploitation Work Plan for each Exploitation Area shall contain, as minimum:

a.	The detailed description of the Development and Production Operations plan expected to be performed by THE CONTRACTOR in said Year with the appropriate schedule, segregated per project and Calendar quarter, which should also consider the terms required to obtain authorizations and licenses from competent authorities.

b.	The monthly production forecast of Exploitation Areas for respective Calendar year.

c.	The cost estimate (investments and expenses) for the four (4) Calendar years following to or up to the Exploitation Period termination, whichever is shorter.

d.	The terms and conditions applicable for the development of the programs to benefit communities of the Exploitation Area influence.

10.3. Performance and Adjustments: The Development and Production Operations of the Exploitation Work Plan pursuant to section (1) above are mandatory. THE CONTRACTOR shall start said Exploitation Operations in compliance to presented schedule. During the Exploitation Work Plan performance, THE CONTRACTOR shall made adjustments to it for the ongoing Calendar year, provided that such adjustments do not imply any diminishment in the production in more than fifteen (15%) with regard to the initial forecast. The adjustments could not be made with a frequency below three (3) months unless emergency situations. THE CONTRACTOR shall report in advance an in writing of any adjustment to the Exploitation Work Plan.

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CLAUSE 11 – OPERATIONS DIRECTION

11.1. Autonomy: THE CONTRACTOR shall control all operations and activities necessary for a technical, efficient and economic Exploration of the Contracted Area and for the Evaluation and Exploitation of Hydrocarbon therein contained. THE CONTRACTOR shall plan, prepare, make and control all activities by his own means and with technical and management autonomy, in conformity with Colombian law and following the Good Practices of the oil industry. THE CONTRACTOR shall develop activities directly or through subcontractors.

11.2. Responsibility: THE CONTRACTOR shall carry out the operations subject-matter of this contract in a diligent, responsible, and efficient manner and technical and economical adequate. He shall ensure that all his subcontractors comply with terms set forth herein and with Colombian law. THE CONTRACTOR shall be the only liable for damages and losses caused by any activity and operation derived from this contract, including those caused by his subcontractors, being understood that at any time he shall be liable by criteria mistakes or by losses or damages that did not resulted from gross negligence and fraud. When THE CONTRACTOR subcontracts works and services they shall be carried out on his behalf, in view of which THE CONTRACTOR shall maintain his direct liability on any obligation set forth in the subcontract and on those derived thereof, from which he could not get waived. ANH shall not assume any liability for this concept, even as a joint liability.

11.3. Obtaining licenses: THE CONTRACTOR must obtain on his own account and risk all licenses, authorizations, permits and any other appropriate rights in conformity to law, necessary for proceeding with operations subject of this contract.

11.4. Damages and losses of assets: All costs and expenses needed for replacing or repairing damages or losses of goods and equipment occurred under fire, floods, storms, accidents or similar facts shall be at THE CONTRACTOR’s risk. THE CONTRACTOR shall inform the soonest ANH about any loss or damages occurred.

CLAUSE 12 – ROYALTIES

12.1. Collection: THE CONTRACTOR shall make available the percentage of the Hydrocarbon production set forth in the appropriate royalties law to the ANH in the Point of Delivery. Collection of royalties shall be made in cash or in kind, as per the competent authorities so establishes.

12.2. Payment of participating interests: ANH shall pay to entities provided by law the participating interests of royalties, as appropriate, and it shall be the only responsible for such payment.

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12.3. Collection in kind: When the collection of royalties is made in kind THE CONTRACTOR shall submit to ANH the appropriate amount of Hydrocarbons, for which purpose the Parties shall agree the procedure for scheduling the deliveries and other needed issues. In all event, ANH shall have one (1) month to withdraw such amount. Once said term is due and ANH has not withdrawn the volume corresponding to royalties, and if there is storage availability at THE CONTRACTOR’s facilities, he shall be bound to store said Hydrocarbons for up to three (3) consecutive months and ANH shall pay the storing fees which shall be agreed between Parties for each event. At the end of last term THE CONTRACTOR shall trade said volume pursuant to following section.

Paragraph: If there is not storage availability, THE CONTRACTOR shall be able to continue producing the field and dispose of the royalties volume, crediting to ANH the volume corresponding to royalties that it did not retire for the subsequent delivery.

12.4. Trading of royalties volume: When ANH deems appropriate and provided that regulatory provisions allow it, THE CONTRACTOR shall trade the portion of Hydrocarbons production that corresponds to royalties and shall deliver to ANH the monies from such sales. For such purpose, the Parties shall agree the particular trading terms, but in all event, THE CONTRACTOR shall do his best effort for trading such production at the highest price in available markets. ANH shall recognize to THE CONTRACTOR the direct costs and a reasonable trading margin which shall be agreed between the Parties.

12.5. Collection in cash: When THE CONTRACTOR shall pay the royalties in cash he shall deliver to ANH the amounts corresponding to terms set forth by the competent authority. In the event of delinquency, THE CONTRACTOR shall pay to ANH the amount necessary to cover the debt, the appropriate interests in arrears and the expenses incurred for payment.

CLAUSE 13 – MEASUREMENT

13.1. Measurement: THE CONTRACTOR shall carry out the measurement, sampling and quality control of produced Hydrocarbons and shall maintain equipment or measurement instruments calibrated in conformity to standards and methods accepted by Goods Practices of Oil Industry and by legal and regulatory ruling provisions by performing applicable analysis and pertinent corrections to liquidation of net Hydrocarbon volumes received and delivered at standard conditions. THE CONTRACTOR shall take all necessary actions for maintaining the integrity, reliability and security of facilities and equipment or supervision instruments. Besides, he shall keep, for the term established in the Commerce Code and other pertinent regulations, the regular calibration registers of said equipment and instruments and of the daily measurements of hydrocarbons and fluids production and consumption in each Commercial Field for the purpose of ANH and competent authorities’ review. ANH shall have the right to inspect the measurement equipment installed by THE CONTRACTOR and all the measurement units in general.

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13.2. Common facilities: When two or more production fields are served by same development facilities, they shall include a measurement system for establishing the production from each field.

CLAUSE 14 – PRODUCTION AVAILABILITY

14.1. Volume determination: Hydrocarbons produced, except for those that have been used for the benefit of operations of this contract and those that are unavoidably wasted in said operations, shall be transported by THE CONTRACTOR to the Delivery Point. Hydrocarbons shall be measured pursuant to the procedure set forth in section 13.1. above, and upon such measurement the royalties volume referred to in Clause 12 and of remaining Hydrocarbons shall be determined, which correspond to THE CONTRACTOR.

14.2. Availability: Subsequent to the Delivery Point and without prejudice of legal provisions applicable to the issue, THE CONTRACTOR shall be free to selling locally or to exporting the corresponding Hydrocarbons or to disposing of them in any way.

CLAUSE 15 – NATURAL GAS

15.1. Use: THE CONTRACTOR shall be bound to avoid waste of the natural gas extracted from the field and in conformity with legal and regulatory ruling provisions, before of the appropriate Delivery Point, he could use it as fuel for operations, as source of energy for the maximum final recovery of Hydrocarbons reserves or to keep it in the reservoirs thereof for the purpose of using it during the contract term.

15.2. Use of related Natural Gas: In the event that THE CONTRACTOR shall discover one or several Commercial Fields with related Natural Gas, he shall present to ANH within the three (3) Years following to the start of the exploitation of each Commercial Field, the project for using the related Natural Gas. If THE CONTRACTOR does no comply with said liability ANH shall b able to dispose of the related Natural gas from said field on a free basis, subject to current legal regulations.

CLAUSE 16 – CONTRACTUAL ECONOMICAL RIGHTS OF ANH

16.1. Rights for the use of subsoil: The use of subsoil by THE CONTRACTOR shall cause following rights on behalf of ANH:

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16.1.1. Areas in exploration: As of the second phase of the Exploration Period and for each phase THE CONTRACTOR shall recognize and pay to ANH the right whose economic amount, with face value in US dollars, shall be the result of multiplying the number of hectares and fraction of hectare of the Contracted Area, excluded the Exploitation Areas, by the value of following chart. Such payment shall be done within the Month following to the start of the respective phase.

Value per phase in US$/Hectare

Size of area	For first 100,000 hect.		Per each hectare additional to 100,000 hect.
Phase duration	≤ 12 months	> 12 months	≤ 12 months	> 12 months
In polygons A and B	0.75	1.0	1.0	1.5
Outside polygons	0.5	0.75	0.75	1.0
Offshore areas	0.25

16.1.2. Evaluation and Exploitation areas: THE CONTRACTOR shall recognize and pay to ANH the right whose economic amount, with face value in US dollars, shall be the result of multiplying the Hydrocarbon production corresponding to THE CONTRACT pursuant to Clause 14 by US ten cents (USD$0.10) per each Liquid Hydrocarbon barrel. Said amount shall be increased annually pursuant to what is provided in Clause 16.2. as of January 1st of 2006. For natural gas said amount shall be one cent (USD$0.01) per each one thousand cubic feet (1.000 ft 3). Such payment shall be done per past due semester, within the first month of following semester.

16.2. Right for high prices:

For liquid hydrocarbons: As of when the accumulated production of each Exploitation Area, including royalties volume, exceeds the five (5) million Liquid Hydrocarbon barrels and in the event that price of crude index “West Texas Intermediate” (WTI) exceeds the base price Po, THE CONTRACTOR shall pay to ANH a face value in US dollars and payable per past due calendar Month, within the thirty (30) Calendar days following to each expiration.

For natural gas: Five (5) years after the start of exploitation of field, certified in the approval resolution issued by competent authority, and in the event that the price in the Natural Gas index “US Gulf Coast Henry Hue” exceeds the base price Po, THE CONTRACTOR shall pay to ANH a face value in US dollars and payable per past due calendar Month, within the thirty (30) Calendar days following to each expiration.

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Value payable for this right per each Exploitation Area shall be the result of following formula:

Payment to ANH =	Hydrocarbon value At Delivery Point	x	Contractor’s Hydrocarbon volume	x	P-Po	x	30%

Factor “A”

Where:

Hydrocarbon value at Delivery Point:

For Liquid Hydrocarbons:

For the effect of this formula, it shall be the reference price for corresponding Calendar month, expressed in US dollars per Barrel (USD $/BI) of maximum three (3) crudes in a basket of similar quality to the ones coming from the Exploitation Area, presented by THE CONTRACTOR in the Exploitation Plan and agreed with ANH and adjusted for Delivery Point by a pre-arranged margin.

If once the procedure for determining the Value of Liquid Hydrocarbons has been applied in conformity to above paragraph, differences arise by excess or by default in more than three percent (3%) between the basket reference price and the actual price sale at the Delivery Point, the Party affected shall request the review of the basket or of the adjustment margin. For the purposes herein contained, the actual sale price of Liquid Hydrocarbons produced in the Exploitation Area for corresponding Calendar month shall be the weighted average of the sales price agreed by THE CONTRACTOR with purchasers non-related economically or by any other partnership relation and provided that in any event, the transactions are framed within the usual trading practices, deducting the transport and transfer costs between the Delivery Point and the reference sales point as per rates set by the Ministry of Mines and Energy, or whoever is authorized to do so.

When THE CONTRACTOR sells the Liquid Hydrocarbons to the refinery for internal supply, the provisions in section 16.5 of this Clause shall be applied.

For Natural Gas:

For the effect of this formula, it shall be the actual sale price of Natural Gas for the production of the corresponding Calendar month, expressed in US dollars per million of BTU (USD $/MMBTU), agreed by THE CONTRACTOR with purchasers, deducting the transport and processing costs between the Delivery Point and the actual sales point.

At any time ANH shall be able to review said price.

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THE CONTRACTOR’s Hydrocarbon volume:

It is the volume of Hydrocarbons expressed in Barrels for Liquid Hydrocarbons an in the BTU for Natural Gas, which correspond to THE CONTRACTOR pursuant to Clause 14 in a particular Calendar month.

P:

For Liquid Hydrocarbons is the average price per barrel of the crude oil index “West Texas Intermediate” (WTI) in US dollars per barrel (USD $/BI) and for natural gas is the average price per natural gas index “US Gulf Coast Henry Hub” in US dollars per million of BTU unit (US $/MMBTU). Said averages are for the appropriate Calendar month whose specifications and quotes are published in media of worldwide reputation.

Po:

For Liquid Hydrocarbons is the base price of the crude oil index expressed in US dollars per Barrel (USD $/BI) and for Natural Gas is the average price per Natural Gas in US Dollar per million of BTU unit (US/MMBTU) as shown in next chart:

API Gravity of produced Liquid Hydrocarbons	Po (USD $/BI)
>15 and < 22	$28
> 22 and < 29	$27
> 29	$26
Discovering at more than 300 mts water depth	$32

Natural gas produced exported – straight-line distance between delivery point and reception point in destination country, in kms.	Po USD $/MMBTU
>0 and < 500	$8
>500 and < 1000	$7
>100 or NGL plant	$8

For the exploitation of Heavy Liquid Hydrocarbons and with API gravitiy higher than ten degrees (10o), Po shall be forty US dollars (USD $40.oo) per barrel (USD$/BI) and for Heavy Liquid Hydrocarbons with API gravity less or equal to ten degrees (10o) THE CONTRACTOR shall not pay any Right for High Prices to ANH. For Natrual Gas for country internal consumption, in the event that its price is regulated by the Comisión de Regulación de Energía y Gas “CREG” (Energy and Gas Regulatory Committee) or the entity authorized to do so, THE CONTRACTOR shall not pay any Right for High Prices to ANH. Otherwise, the Parties shall agree the natural gas index and the Po value and shall execute de appropriate agreement.

Said Po base price shall adjusted annually as of January 1st of 2006 as per following formula:

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Po = Po(n-1) x (1 + l(n-2))

Where:

Po(n-1):	is the Po value of the immediately preceding Calendar year.
l(n-2):	is the annual variation, expressed in fraction, of the US producer price index for Calendar Year, two years before the one calculated, published by the US Treasury Department

Aforementioned calculation shall be made in December each year.

Paragraph: In the event that price of crude oil index “West Texas Intermediate” or of natural gas index “US Gulf Coast Henry Hub” (P) loses its recognition as international price index and ANH shall select the new crude oil or natural gas index to be used and shall modify the chart on the basis of the new index, keeping the equivalents with Po values for crude oil index “West Texas Intermediate” or for natural gas index “US Gulf Coast Henry Hub”.

With three (3) months in advance at least, ANH shall request by writing to THE CONTRACTOR that payment for said right is made in kind for a six (6) month period minimum. THE CONTRACT shall accept such request provided that it does not affect commercial commitments agreed. The volume that shall correspond to ANH shall result from calculating “factor A”.

16.3. Production tests: Liquid Hydrocarbons obtained as a result of the production tests carried out by THE CONTRACTOR shall also cause rights aforementioned provided that conditions of section 16.2 are complied.

16.4. Participation interests in production during extension of Exploitation Period: In all extension events of Exploitation Period of the Exploitation Area, THE CONTRACTOR shall recognize and pay to ANH as the participation rights in production, an amount equivalent to ten percent (10%) of the production value of light Liquid Hydrocarbons at the Delivery Point, or five percent (5%) in the event of non-related Natural Gas or of Heavy Liquid Hydrocarbons, obtained by THE CONTRACTOR as of the expiration date of the initial term of the Exploitation Period and valued at the Delivery Point, after deducting the percentage corresponding to royalties. On said participation no economical rights mentioned in sections 16.1.2. and 16.2. shall be caused. During extension of Exploitation Period the rights for use of subsoil and for high prices mentioned in sections 16.1.2 and 16.2, respectively, shall only be caused on THE CONTRACTOR’s volume after having deducted the participation right mentioned herein.

16.5. Prices for internal supply: When THE CONTRACTOR sells its crude for refining needs of internal supply, prices shall be calculated on the international price basis, as has been established in Resolution No. 18-1709 of December 23, 2003 granted by the Ministry of Mines and Energy, or in any other legal or regulatory provision that amends or substitutes it.

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CLAUSE 17– Joint exploitation

Whenever an economically exploitable reservoir extends continuously to another area or areas outside the Contracted Area, THE CONTRACTOR, in agreement with ANH and other interested parties, shall put into practice, previous approval by competent authority, a cooperative joint exploitation plan subject to Colombian law.

CLAUSE 18 – PROPERTY OF ASSETS

18.1 Property: Pursuant to Clause 4 (section 4.3.4.) facilities, goods, materials and equipment property of THE CONTRACTOR that are intended on a permanent basis for development of Exploitation Operations up to the Delivery Point, shall pass to the ANH property free of charge at the time of the return of Contracted Area or at the termination of this contract, when one or the other occur after the first eighteen (18) years of the Exploitation Period, even though said goods are outside the Contracted Area.

18.2. THE CONTRACTOR shall assign free of charge to ANH the return of the area or at the termination of contract, whichever has occurred after the first eighteen (18) years of the Exploitation Period, all rights derived from contracts under the project financing modality such as leasing, of construction, goods exploitation and reversal, BOT (Build, Operate and Transfer), BOMT (Build, Operate, Maintain and Transfer), BOOT (Build, Own, Operate and Transfer), MOT (Modernize, Operate and Transfer) and others alike, that at their completion establish the liability of assigning the goods, equipment and facilities property to THE CONTRACTOR, when such contracts have been executed for the purpose of developing the Exploitation Period in the respective area. In the event that said contracts shall be entered into for a term higher than then the Exploitation Period, they shall require the ANH previous authorization.

18.3. Inventories: THE CONTRACTOR shall carry out the physical inventory of equipment and goods related to Exploitation Operations, with reasonable intervals of at least three (3) Calendar years, classifying them per THE CONTRACTOR’s or third parties’ property. ANH shall have the right of being represented when said inventories are carried out. For such purpose, THE CONTRACTOR shall inform in advance to ANH with fifteen (15) Calendar days.

18.4. Disposal of assets: THE CONTRACTOR shall dispose of goods and equipment located up to the Delivery Point and that are not indispensable for maintaining the existing exploitation conditions. Nevertheless aforementioned, after eighteen (18) years of the Exploitation Period of each Exploitation Area or when eighty per cent (80%) of its proved reserves, whichever occurs first, THE CONTRACTOR shall request ANH previous approval for such disposals.

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CLAUSE 19 – INFORMATION SUPPLY AND CONFIDENTIALITY

19.1. Technical information: THE CONTRACTOR shall keep ANH duly and permanently informed on the progress and results of operations. Therefore, besides documents required in other clauses herein contained, THE CONTRACTOR shall submit to ANH, as it is obtained and before the expiration dte of each phase of Exploration Period and per Calendar Year during the Exploitation Period, all scientific, technical and environmental information related, gathered in compliance to this contract. Said Exploration and Exploitation information shall be submitted to ANH pursuant to the Manual on Exploration and Exploitation Information Supply.

19.2. Confidentiality: Parties agree that all data and information produced, obtained or developed as a result of the operations of this contract shall be regarded as strictly confidential for the following five (5) Calendar years as of the end of the Calendar year where they should have been produced, obtained or developed; or until the contract termination; or at the time of the partial return of area as to the information acquired in the returned areas, whichever occurs first. For the interpretations based upon data obtained as a result of operations herein contained, such term shall be of twenty (20) Calendar years as of the date of the mandatory return to ANH, or until the contract termination or at the time of the partial return of areas as to the information acquired in returned areas, whichever occurs first. This provision shall not be applied to data or information that Parties should provide in conformity to legal or regulatory ruling provisions, neither to the ones required by their affiliates, advisors, contractors, auditors, legal advisors, financial institutions and competent authorities with jurisdiction on the Parties or their affiliates or by the standards of any stock exchange where THE CONTRACTOR’s or related partnership’s stocks have been registered; however, the supply of information shall be informed to the other Party. Restrictions to information disclosure shall not prevent that THE CONTRACTOR provides data or information to companies interested in a possibly rights assignment related to Contracted Area, provided that said companies execute the appropriate confidentiality agreement in compliance to this clause. ANH shall undertake to not providing any data or information obtained as a result of operations performed by THE CONTRACTOR to third parties, except when it is deemed necessary for the compliance of any legal provision applicable to ANH or in for their performance. In any other event, ANH shall request previous authorization from THE CONTRACTOR.

19.3. Information ownership: As the confidentiality time that determines above clause as elapsed, it is understood that THE CONTRACTOR shall assign to ANH all rights on such data an interpretations and he shall not lose the right to use said information. As of such time ANH shall be able to dispose of said information freely.

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19.4. Informative meetings: ANH shall be able to call for informative meetings with THE CONTRACTOR at any time during the term of this contract.

19.5. Biannual Executive Report. Besides the information referred to in the clauses herein contained, the Manual of Information Supply and the information mandatory by Colombian law, THE CONTRACTOR shall submit to ANH basic and summarized information on the issues such as: prospectivity, reserves, current and forecasted production, Exploration, Evaluation or Exploitation Operations, performed or projected for following Calendar year, personnel, industrial environmental and communities safety, national contents in contracting, among others. The report of second semester shall be the Annual Operations report and the program to be performed the following Calendar year. Said reports shall be submitted within the sixty (60) Calendar days following to the end of each calendar semester.

CLAUSE 20 – INSPECTION AND FOLLOW UP

20.1. Visits to Contracted Area: During term of this contract, ANH, at his own risk, at any time and by the adequate procedures, shall be able to visit the Contracted Area to inspect and follow up THE CONTRACTOR’s or subcontractor’s activities, directly related to this contract, and to ensure of this contract compliance. Likewise, he shall be able to verify the accuracy of received information. When inspector detects any failure or irregularity made by THE CONTRACTOR, he shall state his comments which shall be answered by THE CONTRACTOR by writing and within the term set by ANH.

THE CONTRACTOR at his own risk shall provide to ANH’s representative transport, lodging and meals services and any other in conditions equal to the ones provided to his own personnel, if needed.

20.2. Delegation: ANH shall be able to delegate the inspection and follow up of operations in Contracted Area with the purpose of ensuring that THE CONTRACTOR is in compliance with the liabilities pursuant to this contract and to Colombian law. Absernce of inspection and follow activities by ANH does not release in any way TO THE CONTRACTOR from his complying with the obligations contracted in virtue to this contract and does neither imply their reduction.

CLAUSE 21 – INSURANCE

21.1. Insurance: THE CONTRACTOR shall subscribe all insurance required by Colombian law an any other pursuant to the Good Practices of the Oil Industry. Likewise he shall request to each contractor who performs any job for the contract, the subscribing and keeping effective all insurance, as needed. Costs of contracting and keeping effective said insurances shall be on THE CONTRACTOR’s own account and responsibility.

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21.2. Performance insurance on labor obligations: THE CONTRACTOR shall underwrite the insurance policy for guaranteeing salary payment, social benefits and indemnities and any other labor debts for any judicial sentence derived from workers’ employees hired by THE CONTRACTOR acting as the sole and actual employer. The policy effectiveness shall not be less than three (3) years as of the date of termination of this Contract and the insured value shall be equivalent to ten percent (10%) of THE CONTRACTOR’s payroll for the compliance of this Contract during the preceding year to termination.

CLAUSE 22 – GUARANTEES

22.1. Subject of guarantees: THE CONTRACTOR shall grant on behalf of ANH, in the form, terms and conditions pursuant to this contract, the guarantees that ensure compliance and proper performance of all obligations of each phase of the Exploration period and of the Subsequent Exploratory Plan, if any, and of other activities inherent thereof. In any event this guarantee shall not be a penal clause.

22.2. Means of guarantees: THE CONTRACTOR shall settle, at his own cost, one or several unconditional and irrevocable outstanding letters of credit payable at sight, with a bank of financial institution legally incorporated in Colombia, or any other instrument or institution previously accepted by ANH.

22.3. Delivery of guarantees. THE CONTRACTOR shall deliver to ANH all guarantees set forth in this clause, in conformity to basic terms of the for in Annex C of this contract, with ate least eight (8) Calendar days in advance to the start date of each phase of the Exploration Period or of the Subsequent Exploratory Plan, as the case might be. For the first phase THE CONTRACTOR shall submit the guarantee within the fifteen (15) Calendar days following to the contract execution. If for any reason beyond THE CONTRACTOR’s control, duly supported, he could not deliver said guarantees to ANH in the aforementioned term, as per THE CONTRACTOR’s request, ANH could postpone the delivery date. Non-delivery of guarantees by THE CONTRACTOR within the provided terms, shall be the grounds for breach of contract.

22.4. Amount of guarantees: THE CONTRACTOR shall grant the appropriate guarantees to each phase of the Exploration Period or of the Subsequent Exploratory Plan, as the case might be, for the ten percent (10%) of the budget for the phase of the Minimum Exploratory Plan or of the Subsequent Exploratory Plan, as the case might be, with face value in US dollars and payable in Colombian pesos. In no event the guarantee value for each phase shall be below one hundred thousand US dollars (USD $100,000) not exceed three million US dollars (USD $3,000,000).

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22.5. Effectiveness of guarantees: All and each of the guarantees shall be effective during the term of the phase whose obligations are being warranted plus three (3) additional months. In the event of extensions, the guarantees shall also be extended or substituted by other with same value and with a minimum effectiveness equal to the extension time plus three (3) months more.

22.6. Rejection of guarantees. ANH shall reject the guarantees granted by THE CONTRACTOR when they do not comply with requirements provided in this clause. ANH shall have one (1) Month as of the date of reception in section 22.3 to notify its rejection to THE CONTRACTOR and to return the guarantees back. As of said notice, THE CONTRACTOR shall have eight (8) Calendar days to amend the guarantee. If it is not amended, guarantees rejected shall be understood as non delivered for the effects of provisions in section 22.3.

22.7. Enforceability of guarantees: ANH shall enforce the guarantees provided that THE CONTRACTOR non-complies with all or part of guaranteed obligations, without prejudice of the compliance of the remaining obligations agreed. Payment of the standby letter(s) of credit shall not release THE CONTRACTOR from his obligation to compensating damages resulting form his non-compliance. ANH reserves the right to turn to dispute solution mechanisms when the value of guarantee is not sufficient for covering the compensation amount.

CLAUSE 23 – SUBCONTRACTORS, PERSONNEL AND TECHNOLOGY TRANSFER

23.1. Subcontractors: For performing the operations subject to this contract THE CONTRACTOR shall, in compliance to Colombian law, enter into contract at his own cost and risk, for obtaining goods and services in the country or overseas. In said subcontracts THE CONTRACTOR shall include the provisions that bound the subcontractors to subject to Colombian law and to the provisions herein contained.

23.2. Lists of contracts and subcontractors: THE CONTRACTOR shall maintain an update list of his contracts on works, services and supplies and it shall be available to ANH, whenever it requests it. Said list should detail, at least, name of supplier/vendor, contractor or subcontractor, subject, value and term of contract.

23.3. National component: THE CONTRACTOR shall endeavor for preferring national bidders of goods and services of national origin in equal conditions of quality, opportunity and price.

23.4. Personnel: For all legal purposes, THE CONTRACTOR shall act as the sole employer for workers hired to develop actions to this contract, and consequently, he shall be liable for all labor obligations derived from the respective relations or work contracts such as salary payment and social benefits, parafiscal contributions, affiliation and payment of contributions to pension funds, health and professional risks of the Integral Social Security Systems in conformity to law. THE

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CONTRACTOR shall train adequately the Colombian personnel required to replace foreign personnel that THE CONTRACTOR believes necessary for performing operations pursuant to this contract. In all events, THE CONTRACTOR shall comply with legal provisions that establish the proportion of national and foreign employees and workers.

23.5. Technology transfer: THE CONTRACTOR shall be bound to hold training programs at his own cost for professionals or by the sponsorship of investigation projects designated by ANH in areas related to this contract development and during its term. Training shall be related with the oil industry in technical, environmental, commercial and legal areas, among others. Training shall be carried out by the integration of professionals designated by ANH to the work team appointed by THE CONTRACTOR to the Contracted Area or by other related activities. All training costs, with exception to labor costs in the benefit of professionals, that are caused for the compliance of THE CONTRACTOR’s obligations by virtue of this clause, shall be assumed hundred per cent (100%) by THE CONTRACTOR. In no event, THE CONTRACTOR shall assume any cost derived from the labor relation of the training beneficiaries. In order to comply with the obligations of Technology transfer pursuant to this clause, in each of the phases of the Exploration Period and its extensions, THE CONTRACTOR shall commit to carry out the technology transfer programs up to the twenty five percent (25%) of the amount resulting from multiplying the number of hectares and the fraction of hectare of the Contracted Area, by the value presented in the chart defined in Clause 16 (section 16.1.1) and this calculation shall be done at the start of each phase, included the first one. With regard to Exploitation Areas, the technology transfer shall be up to ten percent (10%) of the amount of the right of use of subsoil pursuant to Clause 16 (section 16.1.2) per each Calendar year. In no event, THE CONTRACTOR shall be required that the total value of the Technology Transfer exceeds one hundred thousand US dollars (USD $100,000) per phase or Calendar year, as it corresponds.

CLAUSE 24 – OPERATOR

24.1. Without prejudice of performing the operation directly, THE CONTRACTOR shall be able to contract a third party for acting as operator provided that he demonstrates experience, suitability and financial stability. In these events, the appointment of a third party as operator shall require the ANH’s definitive approval.

24.2. When THE CONTRACTOR is formed by two or more companies, it shall be notified which of them shall be acting as operator.

24.3. When more than two operators are required at the same time in this contract, the ANH’s previous approval shall be required.

24.4. When the operator decides to renounce he shall inform with at least ninety (90) Calendar days in advance.

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24.5. When a third party acts as the operator and ANH is aware that he has assumed negligent behaviors or contrary to the Good Practices of the Oil Industry with regard to the compliance of the obligations subject to this contract, ANH shall inform THE CONTRACTOR who shall dispose of a ninety (90) Calendar days term as of the request for adopting corrective measures as appropriate. If upon expiration of said term the aforementioned conduct persists, ANH shall demand from THE CONTRACTOR to change such operator.

CLAUSE 25 – RIGHTS OF ASSIGNMENT

25.1. Right: THE CONTRACTOR has the right to assign or transfer all or partially his interests, rights and obligations pursuant to this contract, with ANH previous written authorization, to another company, consortium or temporal joint venture with the financial capability, the technical competence, the professional skills and the juridical capacity needed for acting in Colombia.

25.2. Procedure: To this effect, THE CONTRACTOR shall request by writing to ANH, indicating essential elements for negotiation such as: name of possible assignee, information on his legal, financial, technical and operational capabilities, the value of rights and obligations to be assigned, scope of operation, etc. ANH shall exercise its discretionary authority within sixty (60) working days following to the reception of such request for analyzing it. Subsequently ANH shall make its determination without being obliged to provide the rationale. In the event that any of the companies forming part of THE CONTRACTOR Party starts merging, division, absorption or partnership transformation, it will only be necessary to inform to ANH timely, without prejudice of the information that might be required by Colombian authorities. ANH reserves the right of evaluating THE CONTRACTOR’s new conditions or of any of the companies that form part of it, as to their financial capacity, technical competence, professional skills and juridical capacity need to acting and shall be able to request the guarantees granting.

Paragraph: When the assignments are given on behalf of the controlling companies of THE CONTRACTOR or to any of the companies that form part of it or to their affiliates or subsidiaries, or among companies that form part of the same economical group, if ANH does not provide the answer in the agreed term, it shall be understood that the corresponding assignment has been authorized.

CLAUSE 26 – FORCE MAJEURE AND FORTUITOUS EVENT

26.1. Definitions: To the effect of this contract, Force Majeure is the unforeseen irresistible event such as a law, authority act, shipwreck or earthquake, etc., and is the irresistible fact from a third party such as a war, act of ill will by third parties, etc. For the purpose of this contract, both Force Majeure and Fortuitous event

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shall be releasing of liability and shall suspend the compliance of non-financial obligations affected by such circumstance, provided that they are an strange cause and the Party that receives the notice accepts the irresistibleness and impediment character of the alleged fact.

Paragraph: To the effect of this contract, the winter of environmental license proceedings shall not constitute release cause as to Force Majeure or fortuitous event with regard to the obligation of drilling the well, since such situations are foreseeable by THE CONTRACTOR.

26.2. Suspension: Compliance of this contract obligations shall be suspended for all time when any of the Parties is not capable to fulfill them total or partially, due to Force Majeure or Fortuitous Events circumstances. When any of the Parties is affected by any of such circumstances it shall notify to the other within the fifteen (15) Calendar days following, invoking this clause and submitting the appropriate justifications, detailing the grounds that have originated its impediment, how it affects the compliance of appropriate obligation, estimated period of activities suspension and any other information that allows to demonstrate said fact and its irresistibleness.

26.3. Acceptance: The affected Party shall respond by writing within the fifteen (15) Calendar days following to the notice reception, accepting or not the releasing liability circumstance, and with such acceptance the terms for the compliance of affected obligations shall be suspended. In such event the suspension shall take place as of the time when the fact invoked as ground for release occurred. If the affected Party does not respond within such term, it shall be understood as accepted the occurrence of the invoked ground and the compliance of the affected obligation shall be suspended. The suspension shall only interrupt the compliance of affected obligations.

26.4. Termination of suspension: The Party affected by the releasing liability ground shall restart the compliance of its suspended obligations within the Month following to the disappear of the fact invoked as ground. In this event, the other Party shall be informed within the next fifteen (15) Calendar days. The Party bound to compliance of obligation shall do its best efforts for complying it within the terms and conditions agreed by both Parties.

26.5. Effects in terms: When the suspension prevents from the compliance of any of the Exploration Operations of any of the phases of the Minimum Exploratory Plan or the Subsequent Exploratory Plan and such impediment is extended for more than two (2) Consecutive months, ANH shall restore the contractual term for a period equal to the impediment, without prejudice that THE CONTRACTOR must extend the existing guarantee or to underwrite a new one pursuant to terms of Clause 22nd.

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CLAUSE 27 – SOLUTION OF DISPUTES BETWEEN THE PARTIES

27.1. Executive plea: Any difference or disagreement that arises in the contract development and related thereof, shall be by the Parties’ officials authorized for such purpose. If within thirty (30) Calendar days as of the written notice, such disagreement has not been resolved, it shall be subject to the top executive of each of the parties, who resides in Colombia, in order to look for a joint solution. If within the thirty (30) Calendar days following to the date that one of the Parites has requested to the other the disagreement submission to the aforementioned executives, the Parties reached an agreement or decision on such issue, within the fifteen (15) Calendar days after achieving it the agreement or decision taken shall be executed.

27.2 Expert’s opinion and arbitration authorities: If within the aforementioned thirty (30) days the top executives of both Parties have not reach an agreement or decision, or if within the aforementioned fifteen (15) days they did not execute the agreement or adopted decision, any of the Parties shall be able to turn to the mechanisms provided in sections 27.2.1., 27.2.2. and 27.2.4., as appropriate, in the following way:

27.2.1. Expert opinion. If it is about a technical disagreement, it shall be submitted to the expert’s opinion, appointed as follows: one by each Party and the third one by the two main experts, and if there is not consensus between them, and at the request of any of the Parties, said third one shall be appointed by the professional association related to the issue in controversy, that be a technical advisory institution of the Government and located in Bogotá.

Once experts have been appointed:

a.	The experts shall issue their opinion in a thirty (30) days term as of their appointment. The experts shall indicate place and term to receive information from the Parties. At experts’ requests, the Parties might grant the extension to the initial term.

b.	The Parties shall deliver all information pertinent that experts may consider necessary.

c.	The Parties shall focus and delimit the issues that are related to the expertise.

d.	The costs and expenses of technical experts shall be paid equally by the Parties.

e.	The opinion shall be issued by majority and shall be binding to the parties with the effects of the transaction.

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27.2.2. Accounting expert’s opinion: If the disagreement is an accounting matter it shall be subject to the experts’ opinion who shall be certified public accountants appointed as: one by each Party and the third one by the two main experts, and if there is not consensus between them, and at the request of any of the Parties, said third one shall be appointed by the Junta Central de Contadores de Bogotá (Accountants Board of Bogotá). Once the experts have been appointed proceedings shall be similar to provisions in subsections a.3 of above section.

27.2.3. Dispute regarding the type: In the event of a disagreement between the Parties as to the technical, accounting or legal quality of the controversy, it shall be regarded as legal type.

27.2.4. Arbitration: Any disagreement or dispute derived from or related to this contract other than a technical or accounting disagreement, shall be resolved by means of arbitration. The Arbitration Court shall be formed by three (3) arbitrators appointed by mutual agreement by the Parties. If they do not reach to an consensus for the arbitrators appointment they shall appointed by the Arbitration and Trade Conciliation Center of the Chamber of Commerce of Bogotá D.C., previous request filed by any of the Parties. In any event, the arbitrators shall have experience certified by more than five (5) years in issues related to the oil industry. The Court shall apply the current Colombian Substantial Law and its award shall be granted by law. Language of arbitration shall be Spanish.

27.2.5. Exclusion: In conformity to provision of Clause 4 of this contract (section 4.2.2 paragraph), lack of agreement between the parties for the extension of the Exploitation Period of each Exploitation Area shall not generate a disagreement and shall not be subject to the procedures herein stated.

CLAUSE 28 – TERMINATION

28.1. Grounds for termination: This contract shall be terminated and THE CONTRACTOR’s rights shall cease in any of the following events.

a.	For expiration of the term of the Exploration Period, without THE CONTRACTOR would have made the Discovery.

b.	For expiration of the term of the Exploitation Period. In this event, the contract effects shall be terminated with regard to the Exploitation Area where the Exploitation Period would have terminated.

c.	For THE CONTRACTOR’s resignation during the Exploration Period in the cases foreseen in Clause 4 (section 4.2.1.).

d.	For THE CONTRACTOR’s resignation at any time of the Exploitation Period.

e.	At any time by mutual agreement between Parties.

f.	For THE CONTRACTOR’s non-compliance statement.

g.	For application of any of the grounds for unilateral termination foreseen in this contract.

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h.	For occurrence of any of the ground for termination or expiration ordered by law.

In the cases foreseen in subsections f., g., and h., ANH shall enforce the guarantee mentioned in Clause 22nd without prejudice of any appeal or action to be filed.

28.2. Grounds for non-compliance termination: Following are the grounds for non-compliance termination:

a.	To assign this contract, total or partially without complying to provisions in Clause 25.

b.	To suspend with no justification the Exploration Operations for more than six (6) continuous months within the same phase.

c.	To suspend with no justification the Evaluation and/or Exploitation Operations for a period higher than half the term of the Evaluation Plan in an Evaluation Area or for six (6) consecutive months in an Exploitation Area. In such events, the effects of this contract shall terminate with regard to the Evaluation or Exploitation Area where the Operations suspension would have occurred.

d.	To misuse resources and minerals that do not form part of this contract subject.

e.	To omit with no justification in the established terms the delivery of technical information resulting from Exploration, Evaluation, Development or Production Operations whose relevance prevents from ANH function development.

f.	Non-compliance of guarantees delivery pursuant to Clause 22nd (section 22.3).

g.	Non compliance with no justification any other obligation agreed by THE CONTRACTOR by virtue of and related to this contract subject.

28.3. Procedure for non-compliance statement: In the event of the occurrence of any of the grounds for non-compliance, ANH shall terminate this contract after sixty (60) Calendar days of having requested by writing THE CONTRACTOR, previous approval from ANH Board of Directors, indicating the ground invoked for such statement, provided that THE CONTRACTOR has not presented the explanations satisfactory to ANH within the twenty (20) working days following to the date of reception of such request or he has not corrected the failure in the contract compliance within a sixty (60) days period. If within the twenty (20) working days period aforementioned THE CONTRACTOR presents the explanations satisfactory to ANH and the remaining period for completing the sixty (60) Calendar days is insufficient to comply with pending obligations, ANH shall be able to grant and additional term for allowing such compliance, without prejudice of demanding necessary guarantees for supporting it. If at the end of such period the necessary corrective measures have not been implemented, ANH shall state the non-compliance and the termination of this contract. It is understood that term provided in this section for the compliance of pending obligations in no event constitutes the extension of the agreed term for the performance of the Minimum Exploratory Plan of an ongoing phase and does not modify the terms of the phases following to the Exploration Period.

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28.4. Grounds for unilateral termination: ANH shall be able to declare the unilateral contract termination at any time in following cases:

a.	For the start of THE CONTRACTOR’s liquidation process, if legal entity.

b.	For THE CONTRACTOR’s judicial seizure that seriously affects the contract compliance.

When several legal entities and/or individuals form part of THE CONTRACTOR the ground for above sections shall be applied when they affect seriously the contract compliance.

PARAGRAPH. RESOLUTORY CONDITION. For each phase where there is any obligation to drill an exploratory well or wells, THE CONTRACTOR shall initiate the appropriate proceedings before the Ministry of Environment in order to obtain the environmental license within the thirty (30) Calendar days following to the start of the respective phase. The breach of this obligation by THE CONTRACTOR shall terminate this contract.

28.5. Mandatory clauses: ANH shall declare the termination, expiration or obligatory liquidation of this contract when ground ordered by law occur, such as the Law 418 of 1997, extended and amended by Laws 548 of 1999 and 782 of 2002, or Law 40 of 1993 or in the laws that supersede or amend them.

28.6. Subsequent obligations: Upon termination of this contract by any cause and at any time, the Parties are bound to satisfactorily comply with their legal obligations between each other and to third parties and with the ones pursuant to this contract. It includes the liability for losses and damages resulting when the contract has been unilateral terminated and by reasons attributable to THE CONTRACTOR, with legal indemnities and compensations.

CLAUSE 29 – ENVIRONMENT

29.1. THE CONTRACTOR shall pay special care to environment protection and to the compliance of applicable regulations on this issue. Likewise, it shall implement and perform specific contingency plans for assisting emergencies and repairing damages, in the more efficient and timely manner.

29.2. THE CONTRACTOR shall report biannually to ANH about the environment issues of Operations being performed, of application of preventive plans and of contingency plans, and on the status of proceedings before competent environmental authorities with regard to permits, authorizations, concessions and licenses, as appropriate.

29.3. When any activity or Exploration Operation requires permits, authorizations, concessions or environmental licenses, THE CONTRACTOR shall refrain from carrying them out while he obtains such permits, authorizations, concessions or licenses.

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29.4. Without the approval of environmental impact studies and the issuance of appropriate environmental licenses or any other requirement, THE CONTRACTOR shall not be able to start the Exploitation. In any event, for phases where exploratory wells will be drilled THE CONTRACTOR shall start the pertinent proceedings for obtaining the environmental license, the latest, one month after the respective phase has been initiated, under penalty of declaring the breach of the contract.

29.5. Non-compliance of any of said obligations shall be ground for termination for unfulfilling the terms in Clause 28 (section 28.2., subsection g.).

CLAUSE 30 – ABANDONMENT

30.1. Abandonment: Without prejudice of provisions in section 4.3.4. of this contract in any event where areas return take place, both in land and offshore, THE CONTRACTOR shall plan and carry out all Abandonment activities, in conformity to Colombian law and in compliance to the Good Practices of Oil Industry.

30.2. Return of Exploration and Evaluation Areas: Within the sixty (60) days following to the date where the Exploration or Evaluation areas return should take place, THE CONTRACTOR shall carry out the Abandonment plan, satisfactory to ANH and to other competent authorities.

30.3. In Exploitation areas: The Exploitation Plan of each Exploitation Area shall include the appropriate Abandonment plan. Likewise, in the updates to the Exploitation Plan of section 9.4, THE CONTRACTOR shall make adjustments needed to the Abandonment plan.

30.4. Abandonment fund:

30.4.1. Creation: By the end of the first Calendar Year of the Month when THE CONTRACTOR initiated the commercial and regular production of Hydrocarbons of any Exploitation Area and as of then, THE CONTRACTOR shall make the special register in its accounting named Abandonment Fund, and to guarantee the availability of enough financial resources for the aforementioned Abandonment plan, THE CONTRACTOR shall establish a trust account, a bank guarantee or any other instrument accepted by ANH. In any event the terms and conditions of instrument agreed shall be determined by the Parties within the year immediately preceding the date when such Abandonment Fund shall be created. In the event that no agreement would be reached, THE CONTRACTOR shall any way constitute the bank guarantee as per the terms of this clause.

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30.4.2. Value of the Abandonment fund: The value of the Abandonment Fund at the end of each Calendar year shall result from the following formula:

AMA = (PAH / RIH)2 x CAB

Where,

AMA	is the value of the Abandonment Fund that THE CONTRACTOR shall register for each Exploitation Area at the end of each Calendar year.

PAH	is the accumulated volume of Hydrocarbons produced in each Exploitation Area, since the start of production up to December 31st of the year for which this calculation is being made.

PAH	are the proved Hydrocarbon reserves in each Exploitation Area, expressed in Barrels of Liquid Hydrocarbons, as per the Exploitation Plan and their updates. This value includes the accumulated production (PAH) plus remaining proved reserves.

CAB	is the updated estimated cost of Abandonment operations of each Exploitation Area. When it is about annual readjustments, the CAB shall be reduced in the value of Abandonment costs already executed.

All aforementioned Hydrocarbons production and reserves calculations (PAH / RIH) shall be made in Barrels of Liquid Hydrocarbons. For such purpose the Parties agree that for making the appropriate conversion five thousand seven hundred (5,700) feet3 of gas, at Standard Conditions, are equivalent to one (1) Barrel of Liquid Hydrocarbons.

The variables of formula shall be revised and updated annually by THE CONTRACTOR upon the basis of actual disbursements of Abandonment activities carried out and of production and reserve Hydrocarbons volume.

Paragraph: Pursuant to this clause, Proved Reserves are the quantity of Hydrocarbons that on the grounds of the geological and engineering analysis, THE CONTRACTOR estimates with reasonable certainty that might be commercially recoverable, as of a specific date o the basis of the known reservoirs and in conformity to economical conditions, to operative methods and to the regulatory frame ruling at the calculation time.

30.5. Compliance of obligations pursuant to this clause does not release THE CONTRACTOR from his obligation to carry out at his own cost and risk all Abandonment operations in each Exploitation Area.

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CLAUSE 31 – CONTRACTUAL DOMICILE AND APPLICABLE LAW

For all purposes of this contract, the Parties set as domicile the city of Bogotá, D.C., Republic of Colombia. This contract shall be governed by the Colombian law and THE CONTRACTOR waives to diplomatic claim as to his rights and obligations from this contract, except in the event of justice denied. It is understood that there shall not be justice denied when THE CONTRACTOR has had access to all means and action recourses that proceed in conformity to Colombian law.

CLAUSE 32 – SPOKESMANSHIP REPRESENTATION

Without prejudice of THE CONTRACTOR’s legal rights derived from legal provisions of from clauses in this contract, ANH shall represent THE CONTRACTOR before Colombian authorities with relation to activities developed by virtue of this contract, provided that it should do it, and it shall provide all data and reports that might be legally required to officials and government institutions. THE CONTRACTOR shall be bound to prepare and to supply to ANH all appropriate reports. Expenses incurred by ANH to assist any issue in this clause, shall be at THE CONTRACTOR’s charge and when such expenses exceed five thousand US dollar (USD $5,000) or its equivalent in Colombian currency, THE CONTRACTOR’s previous approval shall be necessary. The Parties declare, for any relation with third parties, that neither what has been provided in this clause nor in any other of this contract, implies the granting of a general power of attorney and either that the parties have incorporated a civil or commercial partnership or any other relation under which any of the Parties might be considered as jointly liable for the other Party’s acts or omits, or to have the authority or mandate that might bind the other Party as to any other liability. This contract is related to the activities within the territory of the Republic of Colombia.

CLAUSE 33 – PAYMENTS AND CURRENCY

33.1. Currency: All payments made by THE CONTRACTOR on behalf of ANH, by virtue of this contract, shall be made in US dollars, when the exchange regulations so permit it, or in Colombian pesos and in the bank designated by ANH. THE CONTRACTOR shall be able to make payments in foreign currency when the exchange regulations so permit it, and it shall be authorized by ANH.

33.2. Exchange rate: When translation of US dollars into Colombian pesos is possible the representative market exchange rate effective at the payment date, certified by the Bank Superintendent or the entity authorized, shall be applied.

33.3. Interests in arrears: If payments that THE CONTRACTOR should make on behalf of ANH by virtue of this contract, are not made within the foreseen terms, THE CONTRACTOR shall pay the delinquent interest at the maximum legal permitted rate.

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CLAUSE 34 – TAXES

THE CONTRACTOR shall be subject to the Colombian Tax law.

CLAUSE 35 – NOTICES AND COMMUNICATIONS

35.1. Domicile for Notices and Communications: Notices and communications between the Parties shall be sent to their representatives at their registered domicile for judicial notices, which at the date of entering into this contract are:

For ANH: Calle 37 No. 7-43, Piso 5, Edificio Guadalupe, Bogotá, D.C. Colombia

For THE CONTRACTOR: Calle 114 No. 9-01, Oficina 1001, Torre A, Bogotá, D.C. Colombia

35.2. Changes: Any change in the representative or in aforementioned domicile should be officially informed to the other Party within the five (5) days following to its occurrence.

35.3. Effectiveness: The communications between the Parties with regard to this contract shall be effective at the time of reception by the Party addressed, in the aforementioned domiciles and in any event, when they have been delivered in the domicile registered in the Chamber of Commerce for judicial notices.

CLAUSE 36 – EXTERNAL COMMUNICATIONS

When THE CONTRACTOR shall require to issue public statements, announcements or communications with regard to this contract on any information which might affect its normal development, THE CONTRACTOR shall request previous written authorization from ANH. In any event, the external communications on Discoveries made, Discoveries declared or to be commercially declared and of Hydrocarbons reserves volume shall be authorized by ANH.

CLAUSE 37 – LANGUAGE

For all effects and acts related to this contract the official language shall be Spanish.

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CLAUSE 38 – EXECUTION

This contract shall be executed by the Parties’ subscription.

In witness whereof this contract is signed in two originals with the same content and effect in Bogotá, D.C. on December 27, 2005.

AGENCIA NACIONAL DE HIDROCARBUROS

/s/ JOSE ARMANDO ZAMORA REYES
JOSE ARMANDO ZAMORA REYES
GENERAL DIRECTOR

HARTEN DE COLOMBIA LIMITED

/s/ GUILLERMO SANCHEZ
GUILLERMO SANCHEZ
LEGAL REPRESENTATIVE

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ANNEX C – MODEL OF LETTER OF CREDIT

ANNEX TO THE EXPLORATION AND PRODUCTION CONTRACT OF “LUNA LLENA” SECTOR

Letter of credit No.

Place and date of issuance:

Date of expiration:	Duration of the respective phase plus three (3) months.

Face value:	(USD $ )

Issuing bank:	(Name of Issuing bank)

Beneficiary:	Agencia Nacional de Hidrocarburos – ANH

Principal:	(Name of company)

Name of contact:

We hereby inform you that on behalf and to the order of (name of company), hereinafter THE CONTRACTOR, we have issued this irrevocable standby letter of credit for the amount in Colombian pesos resulting from the translation of the amount of USD $                         at the representative market exchange rate effective the date when the non-compliance communication is sent to us, as provided below, to guarantee the compliance and adequate performance of all or some of the obligations of Phase             of the Exploration period, with a             term and of any other inherent activities to such obligations from the Exploration and Production Contract xxxxxx entered into THE CONTRACTOR and ANH in             , hereinafter THE CONTRACT.

It is understood that the (name of issuing bank)’s liability derived from this standby letter of credit is limited only and exclusively to the amount in Colombian legal currency aforementioned.

In the event of non-compliance by THE CONTRACTOR of all or any of his obligations and of other activities inherent to such obligations derived from THE CONTRACT mentioned in the first paragraph of this standby letter of credit, hereinafter GUARANTEED OBLIGATIONS, the Beneficiary shall inform such non-compliance to (name of issuing bank) in the offices of (            ) within the effectiveness of this letter of credit. In the same date when we receive said communication we shall proceed to pay unconditionally to the order of the Beneficiary the amounts claimed by him with charge to this letter of credit, without exceeding in no event the total guaranteed value.

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If the non-compliance communication is sent after the mentioned effectiveness of this letter of credit, our responsibility derived from it shall cease.

The communication by means of which the (name of issuing bank) is informed on the non-compliance of the GUARANTEED OBLIGATIONS shall consist in a document duly signed by the ANH Legal Representative, or whoever is designated, where the non-compliance by THE CONTRACTOR of the GUARANTEED OBLIGATIONS is set forth and the payment of this letter of credit is requested. The number of this letter of credit and its value translated into Colombian legal currency at the market representative exchange rate effective at the date when said communication is being sent to us, should be mentioned, as per certification of the Bank Superintendent of Colombia or by the designated entity.

This document shall be governed by the “Rules and Uniform uses regarding documenting credits” (last review) published by the International Chamber of Commerce.

Signature of Issuing Bank’s Legal Representative

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ANNEX A

CONTRACTED AREA

ATTACHMENT TO EXPLORATION AND PRODUCTION CONTRACT OF “LUNA LLENA” SECTOR

The entire area comprised within the block below described is of one hundred forty nine thousand three hundred hectares (149,300). Cartographic information was taken from the Political Map of Colombia, digital file of the IGAC, at 1:1,500,000.

LUNA LLENA BLOCK

The polygon area formed by the apex related below is of one hundred forty nine thousand three hundred hectares (149,300) and is located within the municipality jurisdiction of Paz de Ariporo in Casanare state and La Primavera in Vichada state. This area is described below and as it appears in the map enclosed as Attachment A, that forms part of this contract, as the corresponding charts that have taken as reference point in the auxiliary geodetic apex “TELL-117” of Instituto Geográfico Agustín Codazzi, whose GAUSS plain coordinates with Bogota origin are: N-1’045.241,984 meters, E-1’242.850,73 meters, which correspond to geographical coordinates Latitude 5o 00’ 16” 0,334 at Ecuador North, Longitude 71o 53’ 29” 0,802 at Greenwich West.

Point A:

From this apex (TELL-117) it continues bound for N 70o 32’ 25” 0,633 mil E by a distance of 161367.049 meters up to point “A”, whose coordinates are N- 1099000 meters, E- 1395000 meters.

Point B:

From this point it continues bound for NORTH by a distance of 8000 meters up to point “B”, whose coordinates are N- 1107000 meters, E- 1395000 meters.

Point C:

From this point it continues bound for EAST by a distance of 7000 meters up to point “C”, whose coordinates are N- 1107000 meters, E- 1402000 meters.

Point D:

From this point it continues bound for NORTH by a distance of 10000 meters up to point “D”, whose coordinates are N- 1117000 meters, E- 1402000 meters.

Point E:

From this point it continues bound for EAST by a distance of 22000 meters up to point “E”, whose coordinates are N- 1117000 meters, E- 1424000 meters.

HYDROCARBON EXPLORATORY AND PRODUCTION CONTRACT-LUNA LLENA	44

Point F:

From this point it continues bound for NORTH by a distance of 18000 meters up to point “F”, whose coordinates are N- 1135000 meters, E- 1424000 meters.

Point G:

From this point it continues bound for EAST by a distance of 23000 meters up to point “G”, whose coordinates are N- 1135000 meters, E- 1447000 meters.

Point H:

From this point it continues bound for NORTH by a distance of 11000 meters up to point “H”, whose coordinates are N- 1146000 meters, E- 1447000 meters.

Point I:

From this point it continues bound for EAST by a distance of 21000 meters up to point “I”, whose coordinates are N- 1146000 meters, E- 1468000 meters. The line “H-I” is adjacent to the HEAVY CRUDES sector, special area of ANH.

Point J:

From this point it continues bound for SOUTH by a distance of 6000 meters up to point “J”, whose coordinates are N- 1140000 meters, E- 1468000 meters.

Point K:

From this point it continues bound for WEST by a distance of 10000 meters up to point “K”, whose coordinates are N- 1140000 meters, E- 1458000 meters.

Point L:

From this point it continues bound for SOUTH by a distance of 21000 meters up to point “L”, whose coordinates are N- 1119000 meters, E- 1458000 meters.

Point M:

From this point it continues bound for WEST by a distance of 11000 meters up to point “M”, whose coordinates are N- 1119000 meters, E- 1447000 meters.

Point N:

From this point it continues bound for SOUTH by a distance of 14000 meters up to point “N”, whose coordinates are N- 1105000 meters, E- 1447000 meters.

Point O:

From this point it continues bound for WEST by a distance of 24000 meters up to point “O”, whose coordinates are N- 1105000 meters, E- 1423000 meters.

Point P:

From this point it continues bound for SOUTH by a distance of 6000 meters up to point “P”, whose coordinates are N- 1099000 meters, E- 1423000 meters.

From this point it continues bound for WEST by a distance of 28000 meters up to point “A”, departure point and close of boundaries.

HYDROCARBON EXPLORATORY AND PRODUCTION CONTRACT-LUNA LLENA	45

AGENCIA NACIONAL DE HIDROCARBUROS

Calculation of Area, Bounds and Distances based on Gauss Coordinates. Bogota origin.

Data and results chart for sector LUNA LLENA BLOCK

Jurisdiction of Municipality of Paz de Ariporo in Casanare state and La Primavera in Vichada state

Point	NORTH	EAST	Distance	Dif. Norths	Dif Easts	Bounds
Apex	1,045,241.984	1,242,850.730
			161,367.05	53,758.02	152,149.27	N 70[o] 32’ 25” 0,633 mil E
A	1,099,000.000	1,395,000.000
			8,000.00	8,000.00	0.00	NORTH
B	1,107,000.000	1,395,000.000
			7,000.00	0.00	7,000.00	EAST
C	1,107,000.000	1,402,000.000
			10,000.00	10,000.00	0.00	NORTH
D	1,117,000.000	1,402,000.000
			22,000.00	0.00	22,000.00	EAST
E	1,117,000.000	1,424,000.000
			18,000.00	18,000.00	0.00	NORTH
F	1,135,000.000	1,424,000.000
			23,000.00	0.00	23,000.00	EAST
G	1,135,000.000	1,447,000.000
			11,000.00	11,000.00	0.00	NORTH
H	1,146,000.000	1,447,000.000
			21,000.00	0.00	21,000.000	EAST
I	1,146,000.000	1,468,000.000
			6,000.00	-6,000.00	0.00	SOUTH
J	1,140,000.000	1,468,000.000
			10,000.00	0.00	-10,000.00	WEST
K	1,140,000.000	1,458,000.000
			21,000.00	-21,000.00	0.00	SOUTH
L	1,119,000.000	1,458,000.000
			11,000.00	0.00	-11,000.00	WEST
M	1,119,000.000	1,447,000.000
			14,000.00	-14,000.00	0.00	SOUTH
N	1,105,000.000	1,447,000.000
			24,000.00	0.00	-24,000.00	WEST
O	1,105,000.000	1,423,000.000
			6,000.00	-6,000.00	0.00	SOUTH
P	1,099,000.000	1,423,000.000
			28,000.00	0.00	-28,000.00	WEST
A	1,099,000.000	1,395,000.00

POLYGON AREA (H.): 149,300

HYDROCARBON EXPLORATORY AND PRODUCTION CONTRACT-LUNA LLENA	46

ANNEX A

(MAP)

HYDROCARBON EXPLORATORY AND PRODUCTION CONTRACT-LUNA LLENA	47

ANNEX B – MINIMUM EXPLORATORY PLAN

ATTACHMENT TO EXPLOITATION AND PRODUCTION CONTRACT OF “LUNA LLENA” SECTOR

THE CONTRACTOR shall bind to carry out the following Exploratory Plan, as minimum:

Phase 1 (18 months):

•	Reprocessing and interpretation of five hundred (500) kilometers of 2D seismic.

•	Acquisition and interpretation of one hundred and sixty five (165) kilometers of 2D seismic.

•	Drilling of two wells up to formations that could produce hydrocarbons.

•	Re-entry of a well (in the event of not being able to re-entry, then drilling of a new well)

•	Evaluation of the 7 wells in the area.

Phase 2 (18 months):

•	Drilling on one (1) exploratory well

•	Re-entry of a well (in the event of not being able to re-entry, then drilling of a new well)

Phases 3 to 5 (12 months each):

•	Drilling of one (1) exploratory well per phase.

HYDROCARBON EXPLORATORY AND PRODUCTION CONTRACT-LUNA LLENA

CONTENTS

CLAUSE 1st	–	DEFINITIONS	1
CLAUSE 2nd	–	SUBJECT	6
CLAUSE 3	–	CONTRACTED AREA	6
CLAUSE 4	–	TERM AND PERIODS	7
CLAUSE 5	–	MINIMUM EXPLORATORY PLAN	10
CLAUSE 6	–	SUBSEQUENT EXPLORATORY PLAN	11
CLAUSE 7	–	DISCOVERY AND EVALUATION	12
CLAUSE 8	–	COMMERCIALITY STATEMENT	14
CLAUSE 9	–	EXPLOITATION PLAN	14
CLAUSE 10	–	EXPLOITATION WORK PLANS	16
CLAUSE 11	–	OPERATIONS DIRECTION	17
CLAUSE 12	–	ROYALTIES	17
CLAUSE 13	–	MEASUREMENT	18
CLAUSE 14	–	PRODUCTION AVAILABILITY	19
CLAUSE 15	–	NATURAL GAS	19
CLAUSE 16	–	CONTRACTUAL ECONOMICAL RIGHTS OF ANH	19
CLAUSE 17	–	Joint exploitation	24
CLAUSE 18	–	PROPERTY OF ASSETS	24
CLAUSE 19	–	INFORMATION SUPPLY AND CONFIDENTIALITY	25
CLAUSE 20TH	–	INSPECTION AND FOLLOW UP	26
CLAUSE 21ST	–	INSURANCES	26
CLAUSE 22nd	–	GUARANTEES	27
CLAUSE 23	–	SUBCONTRACTORS, PERSONNEL AND TECHNOLOGY TRANSFER	28
CLAUSE 24	–	OPERATOR	29
CLAUSE 25	–	RIGHTS OF ASSIGNMENT	30
CLAUSE 26	–	FORCE MAJEURE AND FORTUITOUS EVENT	30
CLAUSE 27	–	SOLUTION OF DISPUTES BETWEEN THE PARTIES	32
CLAUSE 28	–	TERMINATION	33
CLAUSE 29	–	ENVIRONMENT	35
CLAUSE 30TH	–	ABANDONMENT	36
CLAUSE 31ST	–	CONTRACTUAL DOMICILE AND APPLICABLE LAW	38
CLAUSE 32nd	–	SPOKESMANSHIP REPRESENTATION	38
CLAUSE 33	–	PAYMENTS AND CURRENCY	38
CLAUSE 34	–	TAXES	39
CLAUSE 35	–	NOTICES AND COMMUNICATIONS	39
CLAUSE 36	–	EXTERNAL COMMUNICATIONS	39
CLAUSE 37	–	LANGUAGE	39
CLAUSE 38	–	EXECUTION	40
ANNEX C	–	MODEL OF LETTER OF CREDIT	41
ANNEX A			43
ANNEX A			46
ANNEX B	–	MINIMUM EXPLORATORY PLAN	47

THIS SHEET FORMS PART OF THE PUBLIC DEED NO. 0216 of January 30th, 2006.

GRANTOR:

(Signature)

GUILLERMO SANCHEZ BARBOSA

P.P. 132457597

NIT. 800.187.974-3

LEGAL REPRESENTATIVE

(Who acts on behalf and representation of HARKEN DE COLOMBIA LIMITED).

Notary 11.

(Signature)

ZULMA NAVARRO DE BAUTISTA

SECOND (2ND) COPY (PHOTOCOPY) OF THE DEED NO. 0216 OF JANUARY 30, 2006 TAKEN FROM ITS ORIGINAL IN CONFORMITY TO ARTICLE 41 OF DECREE 2148 OF 1983, ISSUED IN BOGOTA, D.C. IN FEBRUARY 1ST, 2006, IN THIRTY ONE (31) USEFUL SHEETS INTENDED TO: THE INTERESTED.

(Signature)

ZULMA NAVARRO DE BAUTISTA

NOTARY 11